Exhibit 99:

FOR IMMEDIATE RELEASE

Contact: F. Scott Bauer, President
                (336) 768-8500

Southern Community Financial Corporation
Reports Earnings Per Share up 66.7% for Quarter Ended March 31, 2003

     Winston-Salem, North Carolina, April 23, 2003 – Southern Community Financial Corporation (Nasdaq: SCMF and SCMFP) (the “Company”), the holding company for Southern Community Bank and Trust, reported operating results for the three months ended March 31, 2003. For the three months ended March 31, 2003, the Company reported net income of $947,000 compared to $554,000 for the same period last year, an increase of 70.9% over the prior year period. Diluted net income per share for the three months ended March 31, 2003 was $0.10 compared to diluted net income per share of $0.06 for the quarter ended March 31, 2002, an increase of 66.7%.

     Significant milestones achieved or initiated during 2003:

•	Achieving loan and deposit growth of approximately 17% and 13%, respectively;

•	Hiring Guilford County Executive;

•	Relocating to a larger branch office in High Point (Guilford County) in May 2003;

•	Expanding our ATM network;

•	Launching major advertising campaign in April 2003; and

•	Opening a new Corporate Office building in Winston-Salem (Forsyth County) in April 2003

     Net interest income for the first quarter of 2003 increased by 34.5% over the first quarter of 2002 and totaled $4.8 million compared to $3.6 million in the prior year period. Growth in net interest income during the quarter can be attributed to an increase in average earning assets, primarily loans, which have increased 16.9% compared to the same quarter last year and an improvement in our net interest margin. The net interest margin increased to 3.48% in the current quarter up from 3.04% during the year ago quarter.

     Non-interest income for the first quarter of 2003 increased by 53.5% over the first quarter of 2002 and totaled $1.2 million compared to $762,000 in the prior year period. This increase was primarily due to an increase in service charges on deposit accounts from $247,000 to $297,000 and an increase in other income from $515,000 to $873,000. This increase in other income was due to growth in fee income from investment brokerage services and mortgage loan originations. Non-interest expense for the first quarter of 2003 increased by 27.7% over the first quarter of 2002 and totaled $4.0 million compared to $3.1 million in the prior year period. This increase can be attributed to the continued internal growth.

     As of March 31, 2003, the Company posted total assets of $614.1 million, an increase of $1.8 million, or 0.3% from December 31, 2002 and an increase of $92.6 million, or 17.8% from March 31, 2002 reflecting increases in the loan and investment portfolios. The Bank’s loan portfolio,

(Continued)

net of allowance for loan losses, increased to $436.3 million, an increase of $20.7 million, or 5.0% over December 31, 2002 and an increase of $62.4 million, or 16.7% from March 31, 2002. Total deposits increased to $462.0 million at March 31, 2002, an increase of $12.8 million over December 31, 2002 and an increase of $53.3 million from deposits of $408.7 million at March 31, 2002.

     The Company’s allowance for loan losses equaled $6.6 million, or 1.49%, of loans and 192% of non-performing loans at March 31, 2003. At quarter-end, non-performing loans totaled $3.4 million or 0.77% of total loans as compared to $1.9 million or 0.44% of total loans at December 31, 2002. At March 31, 2003 non-performing assets totaled $3.6 million or 0.59% of total assets as compared to $2.3 million or 0.37% of total assets at December 31, 2002. The increase in non-performing loans was due to a single loan of $2.0 million to a country club placed in nonaccrual status as a result of the borrower’s filing for reorganization under Chapter 11 of the bankruptcy code. However, the bank has a secured position and management believes there are adequate reserves to cover any potential loss associated with this credit. Net charge-offs for the quarter represented 0.26% of average loans.

     At March 31, 2003 stockholders’ equity totaled $48.3 million and represented 7.86% of total assets. Stockholders’ equity increased $5.9 million or 14.0% from $42.4 million for the same period in 2002. Regulatory capital ratios are all well in excess of the “well-capitalized” threshold.

     F.     Scott Bauer, Chairman, President and Chief Executive Officer, commented, “We are extremely pleased with the results reported for the first quarter 2003 which represent an increase in earnings per share of 67% over the 2002 first quarter. In particular, the strong earnings for the last three quarters indicate that Southern Community has significant earnings momentum to take us through the year. These results are attributable to continued solid growth in earning assets and improvement in our net interest margin and could not have been achieved without the support and commitment of our customers, board of directors, officers and employees.”

     Southern Community Financial is the holding company of Southern Community Bank and Trust, a community bank with eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina. Services are also provided through “Southern eCom” internet banking and 24-hour phone banking. Southern Community is headquartered in Winston-Salem, North Carolina.

     Southern Community’s securities trade on the Nasdaq National Market under the common stock symbol SCMF and trust preferred SCMFP. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com

     This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Southern Community Financial Corporation
(Amounts in thousands except per share data)

	For the three months ended					Twelve Months ended

	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2003	2002	2002	2002	2002	2002	2001

Income Statement
Total Interest Income	$8,370	$8,917	$8,656	$8,165	$7,543	$33,281	$31,366
Total Interest Expense	3,524	3,879	3,954	4,029	3,941	15,803	18,034

Net Interest Income	4,846	5,038	4,702	4,136	3,602	17,478	13,332
Provision for Loan Losses	540	475	400	420	360	1,655	2,320
Net Interest Income after Provision for Loan Losses	4,306	4,563	4,302	3,716	3,242	15,823	11,012
Non-Interest Income
Service Charges on Deposit Accounts	297	311	279	284	247	1,121	879
Other Income	873	962	729	531	515	2,737	2,140
Gain on Sale of Securities	0	0	0	69	0	69	0
Income from Derivative	0	0	0	0	0	0	383

Total Non-Interest Income	1,170	1,273	1,008	884	762	3,927	3,402
Non-Interest Expense
Salaries and Employee Benefits	2,100	2,289	2,102	1,748	1,619	7,758	5,510
Occupancy and Equipment	690	665	636	641	566	2,508	2,067
Other	1,229	1,237	1,133	1,184	961	4,515	3,585

Total Non-Interest Expense	4,019	4,191	3,871	3,573	3,146	14,781	11,162
Income Before Taxes	1,457	1,645	1,439	1,027	858	4,969	3,252
Provision for Income Taxes	510	594	503	354	304	1,755	1,147

Net Income	947	1,051	936	673	554	3,214	2,105

Net Income per Share
Basic	$0.11	$0.12	$0.11	$0.08	$0.06	$0.37	$0.24
Diluted	$0.10	$0.12	$0.10	$0.07	$0.06	$0.35	$0.23

	March 31,	December 31,	September 30,	June 30,	March 31,
	2003	2002	2002	2002	2002

Balance Sheet
Assets
Cash and due from Banks	17,170	16,632	15,758	16,240	11,869
Federal Funds Sold	605	11,084	10,883	14,743	2,053
Investment Securities	126,643	136,324	132,811	109,465	107,515
Other Investments, at cost	5,355	5,355	4,829	3,579	2,926
Loans	442,896	421,938	410,578	401,686	379,549
Allowance for Loan Losses	(6,603)	(6,342)	(6,129)	(5,976)	(5,693)

Net Loans	436,293	415,596	404,449	395,710	373,856
Bank Premises and Equipment	16,629	15,962	15,127	14,366	13,426
Other Assets	11,363	11,286	11,221	10,814	9,802

Total Assets	$614,058	$612,239	$595,078	$564,917	$521,447

Liabilities and Stockholders’ Equity
Deposits
Non-Interest Bearing	46,873	41,869	40,619	37,638	32,117
Interest Bearing	415,121	407,347	407,589	398,763	376,583

Total Deposits	461,994	449,216	448,208	436,401	408,700
Borrowings	83,436	95,706	80,000	65,000	52,000
Convertible Preferred Securities	17,250	17,250	17,250	17,250	17,250
Accrued Expenses and Other Liabilities	3,089	2,528	3,027	2,108	1,142

Total Liabilities	565,769	564,700	548,485	520,759	479,092
Total Stockholders’ Equity	48,289	47,539	46,593	44,158	42,355

Total Liabilities and Stockholders’ Equity	$614,058	$612,239	$595,078	$564,917	$521,447

Book Value per Share	$5.49	$5.41	$5.30	$5.02	$4.83

	As of or for the three months ended					As of or for the twelve months ended

	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2003	2002	2002	2002	2002	2002	2001

Per Share Data:
Basic Earnings per Share	$0.11	$0.12	$0.11	$0.08	$0.06	$0.37	$0.24
Diluted Earnings per Share	$0.10	$0.12	$0.10	$0.07	$0.06	$0.35	$0.23
Book Value per Share	$5.49	$5.41	$5.30	$5.02	$4.83	$5.41	$4.85
Selected Performance Ratios:
Return on Average Assets	0.64%	0.69%	0.64%	0.50%	0.45%	0.58%	0.50%
Return on Average Equity	8.00%	8.87%	8.25%	6.29%	5.26%	7.24%	5.13%
Net Interest Margin	3.48%	3.48%	3.49%	3.29%	3.04%	3.34%	3.36%
Net Interest Spread	3.21%	3.19%	3.17%	2.96%	2.69%	3.02%	2.82%
Non-interest Income as a % of Revenue	19.45%	20.17%	18.79%	17.59%	17.48%	18.34%	20.33%
Non-interest Income as a % of Average Assets	0.79%	0.83%	0.69%	0.66%	0.62%	0.71%	0.80%
Non-interest Expense to Average Assets	2.71%	2.73%	2.65%	2.66%	2.54%	2.66%	2.63%
Efficiency Ratio	66.81%	66.44%	67.79%	71.15%	72.06%	69.05%	66.70%
Asset Quality:
Nonperforming Loans	$3,432	$1,823	$2,194	$1,052	$1,032	$1,823	$894
Nonperforming Assets	$3,646	$2,206	$2,442	$1,300	$1,111	$2,206	$1,241
Nonperforming Loans to Total Loans	0.77%	0.43%	0.53%	0.26%	0.27%	0.43%	0.25%
Nonperforming Assets to Total Assets	0.59%	0.36%	0.41%	0.23%	0.20%	0.36%	0.26%
Allowance for Loan Losses to Period-end Loans	1.49%	1.50%	1.49%	1.49%	1.50%	1.50%	1.50%
Allowance for Loan Losses to Nonperforming Loans (X)	1.92	3.48	2.79	5.68	5.52	3.48	6.04
Net Charge-offs to Average Loans (annualized)	0.26%	0.25%	0.24%	0.18%	0.03%	0.18%	0.38%
Capital Ratios:
Equity to Total Assets	7.86%	7.76%	7.83%	7.82%	8.12%	7.76%	8.82%